PRESS RELEASE

HARRIS & HARRIS GROUP, INC. ®	MARCH 7, 2012
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes that Mersana Therapeutics

Entered into a Collaboration with Endo Pharmaceuticals

Harris & Harris Group, Inc. (NASDAQ: TINY) notes the announcement that its portfolio company, Mersana Therapeutics, Inc., entered into a collaboration agreement with Endo Pharmaceuticals to develop next-generation antibody-drug conjugates (ADCs). Mersana’s proprietary conjugation technology is comprised of its Fleximer® polymer and a broad array of customizable linker chemistries for attaching diverse, potent payloads and targeted antibodies. Under this agreement, Endo will pay an upfront fee to Mersana for the right to utilize the Fleximer technology to develop novel ADC candidates against a single cancer target.

Under the collaboration, Mersana is responsible for conducting research and creating Fleximer-ADCs that are conjugates of its cytotoxic payloads, Fleximer, and Endo’s novel antibodies. In addition to providing novel antibodies, Endo is responsible for product development, manufacturing and commercialization of any Fleximer-ADC products. Mersana and Endo may mutually agree to pursue two additional targets over the next two years. In the event that all three targets are pursued, Mersana is eligible to receive more than $270 million in progress-dependent milestones as well as royalties on worldwide net sales of any resulting Fleximer-ADC products. Mersana’s press release may be viewed at http://www.prnewswire.com/news-releases/mersana-therapeutics-enters-collaboration-with-endo-pharmaceuticals-to-develop-next-generation-antibody-drug-conjugates-141729863.html.

Harris & Harris Group was the first institutional investor in Mersana.

Harris & Harris Group is an early-stage, active investor in transformative nanotechnology companies. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.prnewswire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.